Exhibit 99.1 News Release

Superior Reports Third Quarter 2020 Results

Solid execution in an improving industry production environment

Third Quarter 2020 Financial Highlights:

•	Cost and cash actions deliver significant margin expansion and cash flow

•	Unit shipments of 4.4M; net sales of $317M

•	Value-Added Sales(1) of $192M, content per wheel growth of 7%(2)

•	Net income of $11M, includes $4 million of restructuring and net other expense(3)

•	Adjusted EBITDA(1) of $47M, a 20% increase compared to the prior year period

•	Record liquidity(4) at $336M; total funded debt of $630M and net debt(5) of $519M

SOUTHFIELD, MICHIGAN – November 2, 2020 – Superior Industries International, Inc. (“Superior” or the “Company”) (NYSE:SUP), a world-leading light vehicle aluminum wheel supplier for OEMs and the European aftermarket, today reported financial results for the third quarter ended September 30, 2020.

($ in millions, units in thousands)	Three Months		Nine Months
	3Q 2020	3Q 2019	YTD 2020	YTD 2019
Units
North America	2,392	2,505	5,452	7,618
Europe	1,970	2,346	5,285	7,162

Global	4,362	4,851	10,737	14,780

Net Sales
North America	$166.7	$188.1	$381.2	$553.6
Europe	150.4	163.9	381.9	508.6

Global	$317.1	$352.0	$763.1	$1,062.2

Value-Added Sales (1)
North America	$93.4	$93.5	$204.6	$270.1
Europe	99.1	101.9	242.2	311.8

Global	$192.5	$195.5	$446.8	$581.9

“Industry production in the third quarter of 2020 recovered significantly from the second quarter. Our business and team have performed well in the face of the challenges brought on by the current operating environment; we are pleased with the third quarter results. During the quarter we delivered substantial cash flow and earnings growth, as well as year-over-year margin improvement. This outcome was supported by the successful ramp-up of our facilities, structural cost improvements, the execution of both temporary and permanent cost reductions in response to COVID-19, and the ongoing mix shift towards higher content wheels, which has supported Value-Added Sales(1) growth at or above market throughout 2020,” commented Majdi Abulaban, President and Chief Executive Officer of Superior.

(1)	See “Non-GAAP Financial Information” below for a definition and reconciliation to the most comparable GAAP measure.
(2)	Excludes impact of FX.
(3)	See ”Impact of Acquisition, Restructuring, and Other Items” in the tables of this press release.
(4)	Includes cash and available amounts under committed revolving credit facilities.
(5)	Defined as total funded debt less cash.

“Based on our results in the quarter, I am pleased to report that we are well ahead of our free cash flow target for 2020 and as a result, we are raising our free cash flow expectations for full year 2020. Further, I remain confident in our team’s ability to continue leveraging our differentiated technology portfolio to deliver value to our customers and shareholders over the long-term.”

Business Update

Third quarter 2020 automotive industry production recovered significantly relative to the second quarter despite the ongoing COVID-19 pandemic. Compared to the prior year period, industry production in North America was relatively flat while production in Europe declined by 9%.

During the third quarter, the Company continued execution of its Safe Work Playbook across its footprint, which includes expanded cleaning, social distancing measures, distribution of personal protective equipment, and daily temperature checks.

In response to COVID-19, to date Superior has implemented temporary and permanent cost savings including furloughs, compensation and benefit reductions, deferral of merit increases, reduced travel, personnel restructurings, and use of government subsidies where available. While some of the temporary measures such as the wage reductions were discontinued in the third quarter, other temporary initiatives will remain in place through the end of the year. Superior expects that these temporary and permanent cost initiatives will benefit 2020 by more than $40 million.

The above cost actions along with other initiatives executed in 2019 in Superior’s North America operations and favorable product mix shift enabled year-over-year improvement in Superior’s profitability, despite lower unit shipments.

Third Quarter 2020 Results

Unit shipments were 4.4 million in the third quarter of 2020, a decrease of 10% compared to unit shipments of 4.9 million in the prior year period. The decline in unit shipments was primarily driven by lower production at our key customers in Europe as a result of COVID-19. During the quarter, wheels 19 inches and greater accounted for approximately 40% of Superior’s portfolio compared to just over 30% in the prior year period.

Net sales for the third quarter of 2020 were $317 million, compared to net sales of $352 million in the prior year period. The decrease in the quarter was driven by lower volumes and a decrease in aluminum prices, partially offset by favorable product mix and a stronger Euro.

Value-Added Sales, a non-GAAP financial measure, defined as net sales less the value of aluminum and services provided by outsourced service providers that are included in net sales, were $192 million for the third quarter of 2020 compared to $195 million in the prior year period. The continued portfolio shift to larger diameter wheels with more premium content along with a stronger Euro offset lower volume. See “Non-GAAP Financial Information” below and the reconciliation of consolidated net sales to Value-Added Sales in this press release.

Gross profit for the third quarter of 2020 was $32 million, compared to gross profit of $16 million in the prior year period. The increase in gross profit for the quarter was due to lower manufacturing costs realized from the rationalization of the Company’s manufacturing footprint, stronger product mix, costs savings implemented due to Covid-19 including reduced headcount and utilization of government subsidies, and more favorable Euro exchange rates.

Selling, general, and administrative (“SG&A”) expenses for the third quarter of 2020 were $13 million compared to $16 million in the prior year period. The 22% decrease was primarily a result of compensation, benefit, and headcount reductions compared to the prior year.

The Company reported operating income of $19 million in the third quarter of 2020 compared to $0 million in the prior year period. The higher operating income for the quarter was driven by lower manufacturing and SG&A expenses attributable to the initiatives above.

The income tax benefit for the third quarter of 2020 was $4 million on pre-tax income of $7 million. The tax benefit for the quarter was primarily due to Superior’s year-to-date and forecasted mix of earnings among tax jurisdictions, offset by the recognition of a valuation allowance on non-deductible interest.

For the third quarter of 2020, the Company reported a net income of $11 million, or earnings per diluted share of $0.12, including the impact of $0.12 per share from restructuring and net other items. This compares to net loss of $7 million, or a loss per diluted share of $0.57, in the third quarter of 2019. See attached pages for a reconciliation of net income to diluted earnings per share.

Adjusted EBITDA, a non-GAAP financial measure, was $47 million for the third quarter of 2020. This compares to $39 million for the third quarter of 2019. The increase in Adjusted EBITDA was driven by stronger product mix and the cost saving initiatives listed above. See “Non-GAAP Financial Information” below and the reconciliation of net income to Adjusted EBITDA in this press release.

The Company reported net cash flow from operating activities of $100 million in the third quarter of 2020, compared to $33 million in the prior year period. Operating cash flow increased due to the above-mentioned cost actions and cash flow initiatives, including improving supplier payment terms and expanding accounts receivable factoring arrangements offsetting higher accounts receivable.

Net cash used for investing activities was $10 million in the third quarter of 2020 compared to $19 million in the prior year period. The decreased usage of cash for investing activities year-over-year was driven by reduced capital expenditures.

During the third quarter of 2020, Superior repaid the outstanding amounts on its U.S. and European revolving credit facilities. Superior also continued to pay preferred dividends in cash during the quarter totaling $3 million.

Capital Structure and Liquidity

Total funded debt and net debt as of September 30, 2020, were $630 million and $519 million, respectively, which compares to total funded debt and net debt of $635 million and $585 million, respectively, in the prior year period. The reduction in net debt in the third quarter of 2020 of $77 million was supported by an improvement in Adjusted EBITDA and favorable working capital, partially offset by an increased value of Euro denominated debt due to a stronger Euro. See “Non-GAAP Financial Information” below and the reconciliation of net income to Adjusted EBITDA in this press release.

Total liquidity, including cash and available amounts under committed revolving credit facilities, was $336 million as of September 30, 2020. The Company remains in full compliance with all borrowing covenants. Looking forward, Superior does not anticipate any issues meeting the covenant requirements under its borrowing arrangements.

2020 Outlook

Superior previously withdrew its full year 2020 outlook due to the uncertain automotive production environment because of COVID-19. With recent stabilization in industry production and the successful restart of the Company’s operations, Superior is now providing financial guidance for the fourth quarter of 2020. This outlook is based on the latest IHS industry production forecast for the fourth quarter, which includes a year-over-year decline of 0.4% in North America and increase of 0.8% in Western and Central Europe.

	Q4 2020 Outlook	Implied FY 2020
Unit Shipments	4.15 - 4.45 million	14.9 - 15.2 million
Net Sales	$300 - $325 million	$1.06 - $1.09 billion
Value-Added Sales	$175 -$195 million	$622 - $642 million
Adjusted EBITDA	$40 - $46 million	$123 - $129 million

Additionally, based on the above results, Superior now anticipates free cash flow, defined as the sum of operating, investing, and financing activities before net debt repayment, to be positive for full year 2020, an improvement relative to the Company’s prior free cash flow neutral outlook for full year 2020.

The above fourth quarter 2020 outlook assumes no meaningful change to the current economic environment and no significant pandemic-related disruptions to Superior or customer production.

Value-Added Sales and Adjusted EBITDA are non-GAAP measures as defined below. In reliance on the safe harbor provided under section 10(e) or Regulation S-K, Superior has not quantitatively reconciled differences between Adjusted EBITDA presented in the 2020 outlook to net income, the most comparable GAAP measure, as Superior is unable to quantify certain amounts included in net income without unreasonable efforts and due to the inherent uncertainty regarding such variables. Superior also believes that such reconciliation would imply a degree of precision that could potentially be confusing or misleading to investors. However, the magnitude of these amounts may be significant.

Conference Call

Superior will host a conference call beginning at 8:30 AM EST on Monday, November 2, 2020. The conference call may be accessed by dialing 800-367-2403 for participants in the U.S./Canada or +1 334-777-6978 for participants outside the U.S./Canada using the required conference ID 6745243. The live conference call can also be accessed by logging into the Company’s website at www.supind.com or by clicking this link: earnings call webcast. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

During the conference call, the Company’s management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates with customers to design, engineer, and manufacture a wide variety of innovative and high-quality products utilizing the latest lightweighting and finishing technologies. Superior also maintains leading aftermarket brands ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange. For more information, please visit www.supind.com.

Non-GAAP Financial Information

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to “Adjusted EBITDA,” which Superior has defined as earnings before interest income and expense, income taxes, depreciation, amortization, restructuring charges and other closure costs, impairments of long-lived assets and investments, changes in fair value of redeemable preferred stock embedded derivative, acquisition and integration costs, certain hiring and separation related costs, proxy contest fees, gains associated with early debt extinguishment and accounts receivable factoring fees. This release also refers to “Value-Added Sales,” which Superior defines as net sales less the value of aluminum and services provided by outsourced service providers that are included in net sales. For reconciliations of these non-GAAP measures to the most directly comparable GAAP measure, see the attached supplemental data pages.

Management believes these non-GAAP measures are useful to management and may be useful to investors in their analysis of Superior’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting purposes. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP and may be different from similar measures used by other companies.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “may,” “should,” “could,” “will,” “expects,” “expected,” “seeks to,” “anticipates,” “plans,”

“believes,” “estimates,” “intends,” “outlook”, “predicts,” “projects,” “projecting,” “potential,” “targeting,” “will likely result” or “continue,” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2020 Superior and industry outlook as well as our liquidity and debt covenants included herein, the impact of COVID-19 on our future business results, operations and prospects, Superior’s strategic and operational initiatives, product mix and overall cost improvement and are based on current expectations, estimates, and projections about Superior’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in Superior’s Securities and Exchange Commission filings and reports, including Superior’s current Annual Report on Form 10-K, and other reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made, and Superior does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:

Superior Investor Relations

Troy Ford

(248) 234-7104

Investor.Relations@supind.com

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Millions, Except Per Share Amounts)

	Three Months		Nine Months
	3Q 2020	3Q 2019	YTD 2020	YTD 2019
Net Sales	$317.1	$352.0	$763.1	$1,062.2
Cost of Sales	285.1	336.0	730.8	973.0

Gross Profit	$32.0	$16.0	$32.3	$89.2
SG&A	12.7	16.3	36.5	46.7
Impairment of Goodwill and Indefinite-Lived Intangibles	—	—	193.6	—

Income (Loss) From Operations	$19.2	$(0.2)	$(197.9)	$42.4

Interest Expense, net	(10.4)	(11.8)	(34.4)	(35.5)
Other (Expense) Income, net	(1.6)	0.6	(0.9)	3.4

Income (Loss) Before Income Taxes	$7.2	$(11.4)	$(233.3)	$10.3
Income Tax Benefit (Provision)	3.9	4.8	11.1	(7.7)

Net Income (Loss)	$11.1	$(6.6)	$(222.2)	$2.6

Earnings (Loss) Per Share:
Basic	$0.12	$(0.57)	$(9.66)	$(0.84)
Diluted	$0.12	$(0.57)	$(9.66)	$(0.84)

Weighted Average and Equivalent Shares Outstanding for EPS (in Thousands):
Basic	25,592	25,127	25,466	25,089
Diluted	25,710	25,127	25,466	25,089

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Millions)

	9/30/2020	12/31/2019
Current Assets	$350.5	$354.2
Property, Plant and Equipment, net	507.0	529.3
Intangibles and Other Assets	221.4	428.4

Total Assets	$1,079.0	$1,311.9

Current Liabilities	$230.9	$191.1
Long-Term Liabilities	700.5	701.6
Redeemable Preferred Shares	174.6	161.0
European Non-controlling Redeemable Equity	1.6	6.5
Shareholders’ Equity (Deficit)	(28.6)	251.7

Total Liabilities and Shareholders’ Equity (Deficit)	$1,079.0	$1,311.9

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in Millions)

	Three Months		Nine Months
	3Q 2020	3Q 2019	YTD 2020	YTD 2019
Net Income (Loss)	$11.1	$(6.6)	$(222.2)	$2.6
Depreciation and Amortization	24.8	30.8	73.1	77.5
Income tax, Non-cash changes	(5.4)	(5.1)	(19.4)	(3.5)
Impairments of Goodwill and Indefinite-Lived Intangibles	—	—	193.6	—
Stock-based Compensation	0.5	1.8	0.7	3.7
Amortization of Debt Issuance Costs	0.9	1.2	3.1	3.7
Other Non-cash items	1.0	2.1	(1.5)	0.4
Changes in Operating Assets and Liabilities:
Accounts Receivable	(13.9)	(7.9)	(4.1)	(30.5)
Inventories	12.2	11.7	29.3	9.0
Other Assets and Liabilities	10.3	7.7	11.5	20.3
Accounts Payable	58.7	0.5	27.4	11.2
Income Taxes	(0.6)	(3.5)	0.7	7.9

Cash Flow Provided by Operating Activities	$99.6	$32.7	$92.5	$102.3

Capital Expenditures	(10.8)	(18.9)	(33.6)	(47.6)
Proceeds from Sale of Property, Plant and Equipment	0.9	—	0.9	—
Other Investing Activities	—	—	—	9.6

Cash Flow Used by Investing Activities	$(10.0)	$(18.9)	$(32.7)	$(38.0)

Proceeds from the Issuance of Long-term Debt	—	—	11.7	—
Debt Repayment	(0.8)	(10.8)	(24.9)	(35.0)
Cash Dividends	(3.4)	(6.3)	(10.2)	(19.2)
Purchase of Non-controlling Redeemable Shares	—	(2.5)	(5.0)	(3.9)
Payments Related to Tax Withholdings for Stock-Based Compensation	—	—	—	(0.1)
Proceeds from Borrowings on Revolving Credit Facility	100.0	25.8	313.8	69.6
Repayments of Borrowings on Revolving Credit Facility	(209.9)	(25.8)	(316.9)	(69.6)
Other Financing Activities	(0.2)	(0.4)	(0.7)	(1.0)

Cash Flow Used by Financing Activities	$(114.3)	$(20.0)	$(32.1)	$(59.2)

Effect of Exchange Rate on Cash	5.0	(1.5)	5.5	(3.3)

Net Change in Cash	$(19.6)	$(7.6)	$33.2	$1.8

Cash - Beginning	130.7	56.9	77.9	47.5

Cash - Ending	$111.1	$49.3	$111.1	$49.3

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Earnings Per Share Calculation (Unaudited)

(Dollars, except per share data, and Shares in Millions)

	Three Months		Nine Months
	3Q 2020	3Q 2019	YTD 2020	YTD 2019
Basic EPS Calculation(1)
Net Income (Loss)	$11.1	$(6.6)	$(222.2)	$2.6
Less: Accretion of Preferred Stock	(4.6)	(4.2)	(13.6)	(12.2)
Less: Redeemable Preferred Stock Dividends	(3.4)	(3.4)	(10.2)	(11.1)
Less: European Noncontrolling Redeemable Equity Dividends	(0.1)	(0.1)	(0.1)	(0.5)

Numerator	$3.0	$(14.3)	$(246.1)	$(21.2)

Denominator: Weighted Avg. Shares Outstanding	25.6	25.1	25.5	25.1

Basic Earnings (Loss) Per Share	$0.12	$(0.57)	$(9.66)	$(0.84)

Diluted EPS Calculation(1)
Net Income (Loss)	$11.1	$(6.6)	$(222.2)	$2.6
Less: Accretion of Preferred Stock	(4.6)	(4.2)	(13.6)	(12.2)
Less: Redeemable Preferred Stock Dividends	(3.4)	(3.4)	(10.2)	(11.1)
Less: European Noncontrolling Redeemable Equity Dividends	(0.1)	(0.1)	(0.1)	(0.5)

Numerator	$3.0	$(14.3)	$(246.1)	$(21.2)

Weighted Avg. Shares Outstanding-Basic	25.6	25.1	25.5	25.1
Dilutive Stock Options and Restricted Stock Units	0.1	—	—	—

Denominator: Weighted Avg. Shares Outstanding	25.7	25.1	25.5	25.1

Diluted Earnings (Loss) Per Share	$0.12	$(0.57)	$(9.66)	$(0.84)

(1)

Basic earnings per share is computed by dividing net income (loss) attributable to Superior, after deducting preferred dividends and accretion and European non-controlling redeemable equity dividends, by the weighted average number of common shares outstanding. For purposes of calculating diluted earnings per share, the weighted average shares outstanding includes the dilutive effect of outstanding stock options and time and performance based restricted stock units under the treasury stock method. The redeemable preferred shares are not included in the diluted earnings per share because the conversion would be anti-dilutive for the periods ended September 30, 2020 and 2019

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Impact of Acquisition, Restructuring and Other Items on EPS (Unaudited)

(Dollars in Millions, except EPS amounts)

	Three Months		Nine Months
Before Tax Impact on Net Income (Loss)	3Q 2020	3Q 2019	YTD 2020	YTD 2019	Location on Inc. Stat.
Acquisition, Integration, Certain Hiring & Separation Costs	$(0.8)	$(0.4)	$(2.1)	$(1.7)	SG&A
Acquisition, Integration, Certain Hiring & Separation Costs	(0.9)	(1.6)	(5.5)	(3.1)	COGS
Restructuring Costs	(2.1)	(5.4)	(6.2)	(5.4)	COGS
Debt Extinguishment Gains	0.0	1.0	0.0	3.4	Other Income
Change in Fair Value of Preferred Derivative	0.0	(1.0)	0.0	(0.3)	Other Income
Impairment of Goodwill and Indefinite-Lived Intangibles	0.0	—	(193.6)	—	Operating Income

Total Before Tax Impact on Net Income (Loss)	$(3.8)	$(7.4)	$(207.5)	$(7.1)

After Tax Impact on Net Income (Loss)	$(3.1)	$(12.3)	$(202.3)	$(12.2)

Impact on Earnings (Loss) Per Share	$(0.12)	$(0.49)	$(7.94)	$(0.49)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures (Unaudited)

(Dollars in Millions)

Value-Added Sales	Three Months		Nine Months
	3Q 2020	3Q 2019	YTD 2020	YTD 2019
Net Sales	$317.1	$352.0	$763.1	$1,062.2
Less: Aluminum Value and Outside Service Provider Costs	(124.6)	(156.6)	(316.2)	(480.3)

Value-Added Sales	$192.5	$195.5	$446.8	$581.9

	Three Months		Nine Months
	3Q 2020	3Q 2019	YTD 2020	YTD 2019
Net Income (Loss)	$11.1	$(6.6)	$(222.2)	$2.6
Adjusting Items:
- Interest Expense, net	10.4	11.8	34.4	35.5
- Income Tax (Benefit) Provision	(3.9)	(4.8)	(11.1)	7.7
- Depreciation	18.3	24.2	54.4	57.4
- Amortization	6.5	6.6	18.8	20.1
- Acquisition, Integration, Hiring/Separation/Restructuring Costs, and Other	3.8	6.4	13.8	6.8
- Factoring Fees	0.4	0.2	0.8	0.8
- Impairment of Goodwill and Indefinite-Lived Intangibles	—	1.0	193.6	0.3

	$35.6	$45.4	$304.7	$128.6

Adjusted EBITDA	$46.7	$38.9	$82.6	$131.3

Outlook for Q4 2020 Value-Added Sales	Q4 2020 Outlook Range		Implied Full Year 2020
Net Sales Outlook	$300.0	$325.0	$1,063.1	$1,088.1
Less: Aluminum Value and Outside Service Provider Costs	(125.0)	(130.0)	(441.3)	(446.3)

Value-Added Sales Outlook	$175.0	$195.0	$621.8	$641.8